Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 2, 2009 relating to the consolidated financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appear in First Industrial Realty Trust, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008 and First Industrial, L.P.’s Annual Report on Form 10-K for the year ended December 31, 2008. We also consent to the references to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Chicago, IL
March 6, 2009